Exhibit 99.1

News from Trans-Lux
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26 Pearl Street   Norwalk, CT  06850   203.853.4321


FOR IMMEDIATE RELEASE


For Further Information
Contact: Angela D. Toppi
Executive Vice President & CFO
203.642.5903


                    TRANS-LUX REPORTS THIRD QUARTER RESULTS


NORWALK, CT., November 16, 2009 - Trans-Lux Corporation (NYSE Amex: TLX), a leading supplier of programmable electronic information displays, today reported financial results for the third quarter ended September 30, 2009. Trans-Lux President and Chief Executive Officer Michael R. Mulcahy made the announcement.

Third Quarter 2009 - Continuing Operations

Revenues totaled $8.0 million for the third quarter, compared with $10.8 million during the same period last year. Trans-Lux recorded a loss for the quarter of $782,000 (-$0.34 per share), compared with a loss of $363,000 (-$0.16 per share) in the third quarter of the prior year. The Company generated cash flow, as defined by EBITDA, of $1.2 million, compared with $1.7 million in 2008. General administrative expenses were down for the quarter from last year as a result of reduced operating costs.

"While recent market indicators signal an improvement in the overall economic environment that we hope will have a positive impact on the display industry, our focus remains on enhancing operational efficiencies and streamlining operating costs," said Mr. Mulcahy. "We continue to make certain strategic engineering investments that we believe will enable us to capitalize on potential opportunities among our key market segments once the economic environment improves."

Nine Months Ended September 30, 2009

Trans-Lux reported revenues for the nine-month period ended September 30, 2009 of $23.2 million, down from $29.3 million last year. Continuing operations incurred a loss of $5.7 million (-$2.49 per share) during the first nine months, versus the $3.3 million loss (-$1.42 per share) reported for the same period in 2008. This year's loss includes the write-off of a $2.7 million note receivable related to the former Norwalk,

Connecticut facility that the Company sold in 2004. Had it not been for the write-off, the net loss for the nine-month period would have been $3.0 million, an improvement over the same period last year. The Company generated cash flow from continuing operations, as defined by EBITDA, of $202,000 (without the write-off, cash flow would have been $2.9 million), compared with cash flow of $4.2 million during the same nine-month period in 2008.

Discontinued Operations

As previously reported, the Company sold the assets of its Entertainment Division on July 15, 2008 for a purchase price of $24.5 million; $7.4 million paid in cash, $0.4 million in escrow and $16.7 million in assumption of debt, which included $0.3 million of debt of its joint venture, MetroLux Theatres. As a result of the sale, in the second quarter of 2008, the Company recorded long-lived asset impairment charges of $2.8 million, as well as $2.0 million in disposal costs. The net proceeds from the sale were used to prepay the term loan under the Credit Agreement with the Company's senior lender. A total of $22.4 million of long-term debt was paid down or assumed by the buyer as a result of the sale and the Company was released from liability on the assumed debt.

About Trans-Lux

Trans-Lux is a full service, worldwide provider of integrated electronic display solutions for today's communications environments. Incorporated in 1920, Trans-Lux specializes in the design, manufacture, installation and service of large-scale indoor and outdoor LED electronic display systems for applications in the financial, banking, gaming, advertising, corporate, retail, transportation, entertainment and sports industries. Trans-Lux offers unique control systems as well as content through its partnerships with key data suppliers in the markets the Company serves. Trans-Lux has display equipment installed at thousands of locations around the world, including the world's major financial exchanges. For more information, please visit our web site at www.trans-lux.com.

(Table of Operations attached)

                                      ###

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

The Company may, from time to time, provide estimates as to future performances. These forward-looking statements will be estimates and may or may not be realized by the Company. The Company undertakes no duty to update such forward-looking statements. Many factors could cause actual results to differ from these forward-looking statements, including loss of market share through competition, introduction of competing products by others, pressure on prices from competition or purchasers of the Company's products, interest rate and foreign exchange fluctuations, terrorist acts and war.

Trans-Lux / 3

                                       TRANS-LUX CORPORATION

                                       RESULTS OF OPERATIONS
                                            (Unaudited)

<CAPTIONS>
                                                       THREE MONTHS ENDED       NINE MONTHS ENDED
                                                          SEPTEMBER 30            SEPTEMBER 30
                                                        -----------------      ------------------
(In thousands, except per share data)                     2009       2008         2009       2008
                                                        -----------------      ------------------
Revenues                                                $8,006    $10,844      $23,218    $29,261

Loss from continuing operations                           (782)      (363)      (5,741)    (3,268)
Income (loss) from discontinued operations                  --          7           --     (3,470)
                                                        -----------------      ------------------
Net loss                                                $ (782)   $  (356)     $(5,741)   $(6,738)
                                                        =================      ==================

Calculation of EBITDA:
  Net loss from continuing operations                   $ (782)   $  (363)     $(5,741)   $(3,268)
  Interest expense, net                                    417        425        1,262      1,189
  Income tax expense                                        50         80          142      1,382
  Depreciation and amortization                          1,514      1,592        4,539      4,872
                                                        -----------------      ------------------
EBITDA from continuing operations (1)                    1,199      1,734          202      4,175

  Effect of discontinued operations                         --        525           --     (2,980)
                                                        -----------------      ------------------
Total EBITDA (1)                                        $1,199    $ 2,259      $   202    $ 1,195
                                                        =================      ==================

(Loss) income per share - basic and diluted:
  Continuing operations                                 $(0.34)   $ (0.16)     $ (2.49)   $ (1.42)
  Discontinued operations                                    --      0.01           --      (1.50)
                                                        -----------------      ------------------
  Total loss per share                                  $(0.34)   $ (0.15)     $ (2.49)   $ (2.92)
                                                        =================      ==================

Average common shares outstanding - basic and diluted    2,307      2,307        2,307      2,307

(1) EBITDA is defined as earnings before effect of interest, income taxes, depreciation and amortization.  EBITDA is presented here because it is a widely accepted financial indicator of a company's ability to service and/or incur indebtedness.  However, EBITDA should not be considered as an alternative to net income or cash flow data prepared in accordance with accounting principles generally accepted in the United States or as a measure of a company's profitability or liquidity.
The Company's measure of EBITDA may not be comparable to similarly titled measures reported by other companies.